Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

PLUG POWER INC.

TRANSITIONAL CONSULTING AGREEMENT

This Transitional Consulting Agreement (the “Agreement”) is made and entered into as of March 2, 2026 (the “Effective Date”) by and between Plug Power Inc. (the “Company”), with a business address of 125 Vista Boulevard, Slingerlands, New York 12159 and Andrew J. Marsh (the “Consultant”).  The Company and Consultant may sometimes be referred to herein, individually, as a “party” and, collectively, as the “parties.”

1.Transition of Roles.  Effective as of the Effective Date, Consultant shall (i) cease serving as Chief Executive Officer of the Company and shall resign from all officer positions and management roles with the Company and its subsidiaries, and (ii) no longer be entitled to salary, bonus eligibility, or employee benefits except as otherwise expressly provided in a separate written agreement. Following the Effective Date, Consultant shall not have executive authority, management responsibility, or authority to act on behalf of the Company, except (i) in his capacity as a member of the Board of Directors of the Company (the “Board”) and non-executive Chairman pursuant to the terms of that certain Non-Executive Chairman Agreement, dated on or about March 2, 2026 (the “Non-Executive Chairman Agreement”) or (ii) as expressly authorized in connection with the performance of Services under this Agreement.

2.Consulting Relationship.  During the term of this Agreement, Consultant will provide transitional consulting services (the “Services”) to the Company as described on Exhibit A attached to and made a part of this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, experience and ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services in a manner satisfactory to the Company. Consultant shall devote the time necessary to perform the Services in a professional and workmanlike manner, as reasonably determined by the person designated by the Company from time to time.

3.Fees.  As consideration for the Services to be provided by Consultant and other obligations, the Company shall compensate the Consultant as set forth on Exhibit B, attached to and made a part of this Agreement at the times specified therein.

4.Equity Awards.  Consultant shall continue to vest in all outstanding equity awards held by Consultant as of the Effective Date, subject to Consultant’s continued Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”)) through each applicable vesting date, and such equity awards shall continue to be governed by the terms of the Plan and each applicable award agreement. For the avoidance of doubt, Consultant’s transition from Chief Executive Officer to Consultant shall not constitute a termination of Consultant’s Service Relationship with the Company for purposes of Consultant’s outstanding equity awards.

5.Expenses.  Consultant shall not be authorized, without the prior written consent of the person designated by the Company and as notified to the Consultant from time to time, to incur any expenses on behalf of the Company except expenses incurred in connection with the performance of Services, including reasonable travel expenses. As a condition to reimbursement by the Company, Consultant shall be required to submit to the Company an itemized account, with receipts attached, for all amounts expended and related to Services provided under this Agreement within thirty (30) days after such expenses are incurred, and the Company shall reimburse any expense within thirty (30) days after such amounts are approved for reimbursement.  Notwithstanding the foregoing, during the Term, Consultant may retain and use a Company-issued laptop computer, which shall remain the property of the Company and shall be subject to the Company’s information security, confidentiality, and acceptable use policies. Consultant shall return such equipment promptly upon termination of this Agreement.

6.Term and Termination.

(a)Consultant shall serve as a consultant to the Company for a period commencing on March 2, 2026, and continuing for two (2) years thereafter (“Initial Term”). Upon expiration of the Initial Term, this Agreement may be renewed for additional successive one (1) year terms upon written agreement of both Parties (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Terms pursuant to this Section 6(a), the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms and conditions in effect immediately prior to such renewal. The Company may terminate this Agreement for its convenience at any time following the expiration of the Initial Term upon fifteen (15) days’ prior written notice to the Consultant.

(b)In the event of the termination of this Agreement, the Consultant shall be entitled to receive fees for the period for which the Services are provided by the Consultant and duly accepted by the Company prior to the date of such termination. Save as aforesaid, the Consultant shall not be entitled to claim from the Company any damages, compensation or any other amount whatsoever on the termination of this Agreement. On the termination of this Agreement, the Consultant shall promptly deliver to the Company or its designee all unused materials and other documents and information provided under this Agreement to the Consultant. The termination of this Agreement shall not relieve the Company or the Consultant from any obligation to the other arising prior to such termination.

(c)Without prejudice to other rights the Company may have in this Agreement, law or by contract, the Company shall also have the right to terminate this Agreement effective immediately upon notice to the Consultant in the event of the following:

(i)The bankruptcy of the Consultant or the filing of a voluntary or involuntary petition in bankruptcy under applicable laws, or the Consultant making an assignment for the benefit of any of its creditors generally;

(ii)A breach by the Consultant of any of the provisions of this Agreement or of any other contractual or legal obligation to the Company that has not been cured within 30 (thirty) days after the Consultant receives written notice from the Company of such breach;

(iii)The incapacity of the Consultant. “Incapacity” shall mean the failure to perform substantially all of one’s regular business responsibilities for a continuous period of at least 30 (thirty) days in the opinion of the Company, acting reasonably;

(iv)An act or omission of the Consultant which, in the sole opinion of the Board, may damage or adversely affect or reflect upon the Consultant, or the Consultant’s performance pursuant to this Agreement; or

(v)Any breach of the terms of the Confidentiality Agreement (as hereinafter defined) by the Consultant.

(d)Nothing contained herein shall be deemed to create any express or implied obligation on either party to renew or extend this Agreement or, if the Consultant is continued or renewed as consultant after the term hereof, to create any right to continue such relationship on the same terms and conditions contained herein.

(e)There shall be no other payment, other than as stated in Section 3, of any kind or nature due to or made to the Consultant upon the expiration or termination of this Agreement, notwithstanding any investment or expenditure incurred by the Consultant in order to render the Services to the Company.  There shall be no payments made to the Consultant after the termination of this Agreement as a result of the Consultant’s breach of this Agreement, notwithstanding any investment or expenditure incurred by the Consultant in order to render the Services to the Company.

7.Independent Contractor.  Consultant’s relationship with the Company shall be that of an independent contractor and not that of an employee.

(a)Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services.

(b)No Authority to Bind Company.  Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the person designated by the Company and as notified to the Consultant from time to time.

(c)No Benefits.  Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

(d)Withholding; Indemnification.  Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant pursuant to this Agreement and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, including, without limitation, applicable worker’s compensation insurance coverage requirements. Consultant agrees to indemnify, defend and hold the Company harmless from and against any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant. The Consultant shall indemnify and keep indemnified the Company free and harmless from and against any and all demands, claims, damages, loss and all costs, charges and expenses whatsoever (including, without limitation, reasonable attorney’s fees and other dispute resolution costs), arising out of or as a result of any breach of terms and conditions of this Agreement by the Consultant including any violation of intellectual property rights by Consultant (including but not limited to infringement of any third party intellectual property rights).

8.Supervision of Consultant’s Services.  All of the Services to be performed by Consultant pursuant to this Agreement shall be as agreed between Consultant and the Board or such person as the Board may designate from time to time.  Consultant shall provide periodic updates to the Board  regarding the Services performed under this Agreement.  For the avoidance of doubt, nothing in this Agreement shall modify Consultant’s reporting obligations in his separate capacity as a non-executive Chairman of the Board.

9.Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the Term, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the Term.

10.Confidentiality Agreement. Consultant shall sign the Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) attached to and made a part of this Agreement as Exhibit C, simultaneous with the execution of this Agreement.

11.Conflicts with this Agreement.  Consultant represents and warrants that Consultant is not subject to any pre-existing obligation in conflict with or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement. Consultant represents and warrants that this Agreement constitutes the Consultant’s valid and legally binding obligation and will be enforceable against the Consultant in accordance with its terms.

12.Miscellaneous.

(a)Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)Sole Agreement.  This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties with respect to the subject matter hereof and supersedes all prior oral negotiations and writings with respect to the subject matter hereof.  For the avoidance of doubt, nothing in this Section 12(b) shall affect or supersede the Non-Executive Chairman Agreement, the Indemnification Agreement, or any equity award agreements between the parties, each of which shall remain in full force and effect in accordance with their respective terms.

(c)Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

If to the Company:	Plug Power Inc.
125 Vista Boulevard
Slingerlands, New York 12159
Attention: General Counsel

If to the Consultant:	Andrew J. Marsh
[***]

(d)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the rules or principles of conflict of laws.  Any action or proceeding arising out of this Agreement shall be commenced exclusively in courts located in Albany, New York, and the parties hereby consent to the jurisdiction of any state or federal court located therein.

(e)Severability.  If any provision of this Agreement is held to be unenforceable under applicable law, this Agreement shall continue in full force and shall be construed to the fullest extent possible so as to give effect to the intentions of the provision(s) found to be unenforceable.

(f)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

(g)Sections and Other Headings.  The section and other headings contained in this Agreement are for convenience of reference only and shall not be deemed to modify or affect the interpretation of this Agreement.

(h)Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(i)Modification.  Neither this Agreement nor any provision hereof shall be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought.

(j)Waiver.  No delay or omission on the part of either party in exercising any right shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

PLUG POWER INC.		CONSULTANT

By:	/s/ GEORGE C. MCNAMEE	By:	/s/ ANDREW J. MARSH

Name:	George C. McNamee	Name:	Andrew J. Marsh

Title:	Lead Director

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Services to be performed by the Consultant shall include, but not necessarily be limited to, the following:

●	Advisory Support to the Chief Executive Officer: Providing strategic counsel and institutional continuity to the Chief Executive Officer, including historical perspective on the Company’s operations, commercial strategy and long-term objectives.
●	Government and Public Affairs Strategy: Supporting the Company’s engagement with federal, state and international governmental stakeholders and advising on policy, regulatory and funding initiatives relevant to the hydrogen economy, clean energy infrastructure and advanced fuel cell technologies.
●	Strategic Transactions and Capital Strategy: Advising on potential acquisitions, divestitures, joint ventures and strategic partnerships; contributing to transaction strategy, diligence considerations and integration planning; and participating in strategic discussions and Board-level evaluation of significant corporate transactions.
●	Product Strategy and Technology Roadmap: Providing advisory input regarding the Company’s product portfolio, including hydrogen production, storage, distribution and fuel cell technologies, and contributing to long-term product roadmap and commercialization strategy discussions.
●	Large-Scale Commercial and Infrastructure Development: Supporting strategic customer engagement and large-scale system development initiatives consistent with the Company’s growth strategy in hydrogen production and fuel cell deployment.

Consultant shall be available and engaged and performing the Services for not more than thirty (30) hours per week without the Company’s approval.

Exhibit A

EXHIBIT B

COMPENSATION

Consultant Fees

For Services rendered by Consultant pursuant to this Agreement, the Company shall pay Consultant at the quarterly rate of $155,000 USD by the Company in arrears (pro-rated for any partial quarterly period of Service). Such payments shall be reported to Consultant as income on a Form 1099-NEC.

Equity Compensation

Subject to the approval of the Board, in each quarter of the Term, Consultant will receive an equity award with a Value (as defined below) of $150,000, provided, that such quarterly awards shall have an aggregate Value of no more than $600,000 on an annualized basis (each quarterly award, the “Quarterly Award”). Each Quarterly Award shall be in the form of a stock option and shall vest in accordance with the Company’s standard vesting schedule applicable to non-employee service providers as determined by the Board, or the Compensation Committee of the Board, at the time of grant, subject to Consultant’s continued Service Relationship through each applicable vesting date. Each Quarterly Award shall be subject to the terms and conditions of the Plan and the applicable stock option agreement. All outstanding Quarterly Awards held by Consultant shall become fully vested upon a Sale Event (as defined in the Plan). The exercise price per share of each Quarterly Award will be equal to the closing price on the NASDAQ Capital Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date. For purposes of this Agreement, “Value” means the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Exhibit B

EXHIBIT C

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENTS AGREEMENT

THIS AGREEMENT (this “Confidentiality Agreement”) is made and entered into as of [______________], 202[_] (the “Effective Date”) by and between Plug Power Inc. (the “Company”), with a business address of 125 Vista Boulevard, Slingerlands, New York 12159 and [______________] (the “Consultant”) with an address of [______________].  The Company and Consultant shall sometimes be referred to, individually, as a “party” and, collectively, as the “parties.”  Capitalized terms used herein and not defined herein, shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, Consultant maintains a relationship with the Company in a capacity in which Consultant has received or contributed, or may receive or contribute, to the Company’s proprietary or confidential information; and

WHEREAS, the Company develops and uses valuable technical and non-technical confidential and proprietary information which it may wish to commercialize and protect either by patents, trademarks, copyrights, or by keeping secret and confidential.

NOW, THEREFORE, in consideration of the execution of that certain Agreement, by and between the Company and Consultant, of even date herewith (the “Consulting Agreement”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant mutually covenant and agree that:

1.Consulting Relationship.  Nothing in this Confidentiality Agreement alters the Consultant’s status as an independent contractor.  The Company retains all rights to terminate the Consultant’s engagement by the Company pursuant to the Consulting Agreement.

2.Proprietary Information.

(a)Company Information.  All intellectual property conceived, developed or reduced to practice by Consultant during the Term and related to the business or activities of the Company shall be the sole and absolute property of the Company.  The Consultant agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, to the extent necessary to perform the Services, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Proprietary Information (as defined herein) which the Consultant obtains or creates in performance of the Services.  The Consultant further agrees not to make copies of such Proprietary Information except as authorized by the Company.  The Consultant understands that “Proprietary Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration

Exhibit C

information, marketing, licenses, finances, budgets or other business information disclosed to the Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by the Consultant during the period of the relationship in performance of the Services.  The Consultant understands that “Proprietary Information” also includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  The Consultant further understands that “Proprietary Information” does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of the Consultant or of others who were under confidentiality obligations as to the item or items involved.

(b)Third Party Information.  The Consultant recognizes that the Company has received and, in the future, will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services in a manner consistent with the Company’s agreement with such third party.

3.Inventions.

(a)Assignment of Inventions.  The Consultant agrees that the Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of the Consultant’s right, title and interest perpetually and throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the relationship (collectively referred to as “Inventions”), except as provided in Section 3(d) of this Confidentiality Agreement.  The Consultant further acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by the Consultant (solely or jointly with others) in the performance of the Services and during the period of the relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such amounts paid to the Consultant under the Consulting Agreement, unless otherwise regulated by applicable law.

(b)Maintenance of Records.  The Consultant agrees to keep and maintain adequate and current written records of all Inventions made by the Consultant (solely or jointly with others).  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  The Consultant agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  The Consultant agrees to return all such records (including

Exhibit C

any copies thereof) to the Company at the time of termination of the relationship with the Company as provided in Section 4 of this Confidentiality Agreement.

(c)Patent and Copyright Rights.  The Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees, the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  The Consultant further agrees that the Consultant’s obligation to execute or cause to be executed, when it is in the Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Confidentiality Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company is unable, because of the Consultant’s mental or physical incapacity or unavailability or for any other reason, to secure the Consultant’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company as above, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and on the Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by the Consultant.  The Consultant hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which the Consultant now or hereafter has for infringement of any and all proprietary rights assigned to the Company.

(d)Exception to Assignments.  The Consultant understands that the provisions of this Confidentiality Agreement requiring assignment of Inventions to the Company do not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, unless (a) the Invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Consultant for the Company.  The Consultant will advise the Company promptly in writing of any inventions that the Consultant  believes meet such provisions.

4.Returning Company Documents.  The Consultant agrees that at the time of termination of the relationship with the Company, the Consultant will deliver to the Company (and will not keep in the Consultant’s possession, recreate or deliver to anyone else) any and all Proprietary Information and any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by the Consultant during the relationship or otherwise belonging to the Company, its successors or assigns.  The Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media,

Exhibit C

filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  In the event of the termination of the relationship, the Consultant agrees to sign and deliver the “Termination Certification” attached to and made a part of this Confidentiality Agreement as Attachment A.

5.Notification to Other Parties.    In the event that the Consultant’s engagement to provide consulting services to the Company is terminated, the Consultant hereby consents to notification by the Company to any third party engaging the Consultant’s services as an employee, consultant or independent contractor about the Consultant’s rights and obligations under this Confidentiality Agreement.

6.Solicitation of Employees, Consultants and Other Parties.  The Consultant agrees that during the term of the relationship with the Company, and for a period of twelve (12) months immediately following the termination of the relationship with the Company for any reason, whether with or without cause, the Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away, hire or otherwise engage the services of such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away, employees or consultants of the Company, either for the Consultant or for any other person or entity without the express written consent of the Company.  Further, for a period of twelve (12) months following termination of the relationship with the Company for any reason, with or without cause, the Consultant shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to the Consultant, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of the relationship with the Company.

7.Noncompetition.  During the Term and for two (2) years following the termination of the relationship for any reason, the Consultant will not, without the Company’s prior written consent, directly or indirectly work for, consult with, or provide services or information to, any firm, entity or person that is competitive with the business of the Company, including, without limitation, the manufacture, design, sale, or marketing of PEM or solid oxide fuel cells for any application or fuel reforming processing systems designed for automotive of distributed generating application.

8.Representations and Covenants.

(a)Facilitation of Agreement.  The Consultant agrees to execute promptly any proper oath or verify any proper document required to carry out the terms of this Confidentiality Agreement upon the Company’s written request to do so.

(b)Conflicts. The Consultant represents that the Consultant’s performance of all the terms of this Confidentiality Agreement does not and will not breach any agreement the Consultant has entered into, or will enter into with any third party, including, without limitation, any agreement to keep in confidence proprietary information acquired by the Consultant in confidence or in trust prior to commencement of the relationship with the Company.

Exhibit C

(c)Voluntary Execution.  The Consultant certifies and acknowledges that the Consultant has carefully read all of the provisions of this Confidentiality Agreement and that the Consultant understands and will fully and faithfully comply with such provisions.

9.General Provisions.

(a)Governing Law.  The validity, interpretation, construction and performance of this Confidentiality Agreement shall be governed by the laws of the State of New York, without giving effect to conflict of law rules or principles.  Any action or proceeding arising out of this Confidentiality Agreement shall be commenced exclusively in the courts located in Albany, New York, and the parties hereby consent to the jurisdiction of any state or federal court located herein.

(b)Entire Agreement.  This Confidentiality Agreement  and the Consulting Agreement set forth the entire agreement and understanding between the Parties relating to the subject matter hereof and merges all prior discussions between the parties.  No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing and signed by the parties.  Any subsequent change or changes in the Consultant’s duties, obligations, rights or compensation will not affect the validity or scope of this Confidentiality Agreement.

(c)Severability. If any provision of this Confidentiality Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Confidentiality Agreement shall continue in full force and shall be construed to the fullest extent possible so as to give effect to the intentions of the provision found to be unenforceable or invalid.

(d)Successors and Assigns.  This Confidentiality Agreement will be binding upon the Consultant’s heirs, executors, administrators and other legal representatives, and the Consultant’s successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)Survival.  The provisions of this Confidentiality Agreement shall survive the termination of the relationship and the assignment of this Confidentiality Agreement by the Company to any successor in interest or other assignee.

(f)Injunctive Relief.  The Consultant acknowledges that should the Consultant violate the provisions of this Confidentiality Agreement, it will be difficult or impossible to determine the resulting damage to the Company.  Therefore, in the event of Consultant’s breach of the provisions of this Confidentiality Agreement, in addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Confidentiality Agreement without the necessity of proving actual damage.

(g)Attorneys’ Fees.  The Consultant agrees that the Consultant will be liable for all costs or expenses, including, but not limited to, reasonable attorneys’ fees, that the Company may incur in enforcing the provisions of this Confidentiality Agreement, regardless of whether litigation is actually commenced to enforce the provisions of this Confidentiality Agreement.  The

Exhibit C

Company’s right to costs or expenses, including attorneys’ fees, shall include any fees, costs or expenses incurred in the pursuit of any appeal and shall include any fees, costs or expenses incurred in defending any litigation or claim brought by the Consultant regarding the provisions of this Confidentiality Agreement.

(h)Advice of Counsel.  The Consultant acknowledges that, in executing this Confidentiality Agreement, the Consultant has had the opportunity to seek the advice of independent legal counsel, and the Consultant has read and understands all of the terms and provisions of this Confidentiality Agreement.  This Confidentiality Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

[Signature Page Follows]

Exhibit C

IN WITNESS WHEREOF, each of the parties has caused the execution of this Confidentiality Agreement as of the date first set forth above.

PLUG POWER INC.	CONSULTANT

By:	By:

Name:	Name:

Title:	Title:

Exhibit C

ATTACHMENT A to EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that the undersigned does not have in his possession, nor has the undersigned failed to return to Plug Power, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to the Company.

The undersigned further certifies that he has complied with all the terms of that certain Confidential Information and Invention Assignment Agreement, dated as of this _____ day of  _______, 20_____, (the “Confidentiality Agreement”) signed by the Company and the undersigned, including the reporting of any Inventions (as defined therein), conceived or made by the undersigned (solely or jointly with others) covered by the Confidentiality Agreement.

The undersigned further agrees that, in compliance with the Confidentiality Agreement, he will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

The undersigned further agrees that, for a period of twelve (12) months from the date of this Certificate, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away, hire or otherwise engage the services of such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away, hire or otherwise engage the services of employees or consultants of the Company, either for the undersigned or for any other person or entity.  Further, for a period of twelve (12) months from the date of this Certificate, the undersigned shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to the undersigned, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of the undersigned’s relationship with the Company.

Date:	Signature

Attachment A to Exhibit C